Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No:  52517PPS4

PRICING SUPPLEMENT NO. 343
Trade Date: October 22, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%   Initial Interest Rate: 5.22313%
Commission: 0%

Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 10/22/98
(X) LIBOR (1 month)	 Maturity Date:   11/22/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.05%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 22nd, commencing on
November 22, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $319,000,000 and relates only to Pricing Supplement No. 343. Medium-Term Notes, Series E are not limited as to a total amount authorized . To date, including this offering, an aggregate of $16,994,204,288 Medium-Term Notes, Series E has been issued and $11,068,311,288 are outstanding.